EXHIBIT 3.2

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

of

CALLWAVE, INC.

a Delaware corporation

CallWave, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

A. The name of the Corporation is CallWave, Inc. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on April 27, 2004.

B. This Amended and Restated Certificate of Incorporation amends, restates and integrates the provisions of the Amended and Restated Certificate of Incorporation of this Corporation in accordance with the applicable provisions of Sections 242 and 245 of the Delaware General Corporation Law, as it may be amended from time to time (the “DGCL”) and was duly adopted by (i) the requisite vote of the Board of Directors of this Corporation in accordance with the applicable provision of Sections 242 and 245 of the DGCL and (ii) the written consent of the stockholders of this Corporation entitled to vote thereon in accordance with the provisions of Sections 228, 242 and 245 of the DGCL, and written notice of the action taken was provided to all non-participating stockholders in accordance with the provisions of Section 228 of the DGCL.

C. The Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

ARTICLE I

The name of this Corporation is CallWave, Inc. (hereinafter, the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 9 East Loockerman Street, Suite 214, City of Dover, County of Kent, State of Delaware 19901. The name of its registered agent at such address is National Corporate Research, Ltd.

ARTICLE III

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

This Corporation is authorized to issue shares as follows:

One Hundred Million (100,000,000) shares of Common Stock, par value $0.0001 per share. Each share of Common Stock shall entitle the holder thereof to one (1) vote on any matter submitted to a vote at a meeting of stockholders.

Ten Million (10,000,000) shares of Preferred Stock, par value $0.0001 per share, which initially shall be undesignated as to series. Any Preferred Stock not previously designated as to series may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board of Directors). The Board of Directors is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any wholly unissued series of Preferred Stock, including without limitation authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing.

The Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, the number of which was fixed by it, subsequent to the issuance of shares of such series then outstanding, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in the Certificate of Incorporation or the resolution of the Board of Directors originally fixing the number of shares of such series. If the number of shares of any series is so decreased, then the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

ARTICLE V

The number of directors that constitutes the entire Board of Directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation. At each annual meeting of stockholders, directors of the Corporation shall be elected to hold office until the expiration of the term for which they are elected and until their successors have been duly elected and qualified; except that if any such election shall not be so held, such election shall take place at a stockholders’ meeting called and held in accordance with the DGCL.

The directors of the Corporation shall be divided into three classes as nearly equal in size as is practicable, hereby designated Class I, Class II and Class III. The term of office of the initial Class I directors shall expire at the first regularly-scheduled annual meeting of the stockholders following the effective date (the “Effective Date”) of this Corporation’s initial public offering of its securities pursuant to a registration statement declared effective under the Securities Act of 1933, as amended, the term of office of the initial Class II directors shall expire at the second annual meeting of the stockholders following the Effective Date, and the term of office of the initial Class III directors shall expire at the third annual meeting of the stockholders following the Effective Date. At each annual meeting of stockholders, commencing with the first regularly-scheduled annual meeting of stockholders following the Effective Date, each of the successors elected to replace the directors of a Class whose term shall have expired at such annual meeting shall be elected to hold office until the third annual meeting next succeeding his or her election and until his or her respective successor shall have been duly elected and qualified.

Notwithstanding the foregoing provisions of this Article, each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation, or removal. If the number of directors is hereafter changed, any newly created directorships or decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Any director may be removed from office by the stockholders of the Corporation only for cause. Vacancies occurring on the Board of Directors for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the remaining members of the Board of Directors, although less than a quorum, at any meeting of the Board of Directors. A person so elected by the Board of Directors to fill a vacancy or newly created directorship shall hold office until the next election of the Class for which such director shall have been chosen and until his or her successor shall have been duly elected and qualified.

ARTICLE VI

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE VII

The election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE VIII

No action shall be taken by the stockholders of the Corporation except at an annual or special meeting of the stockholders called in accordance with the Bylaws, and no action shall be taken by the stockholders by written consent. Advance notice of new business and stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Corporation. No stockholder will be permitted to cumulate votes at any election of directors.

ARTICLE IX

The Corporation shall indemnify and hold harmless, to the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, any director or officer of the Corporation who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding. The Corporation shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized by the Board.

The Corporation shall have the power to indemnify and hold harmless, to the extent permitted by applicable law as it presently exists or may hereafter be amended, any employee or agent of the Corporation who was or is made or is threatened to be made a party or is otherwise involved in any Proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding.

Neither any amendment nor any repeal of this Article IX, nor the adoption of any provision of this Corporation’s Certificate of Incorporation inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX in respect of any matter occurring, or any cause of action, suit or claim accruing or arising or that, but for this Article IX, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE X

Except as provided in Article IX above, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, however, notwithstanding any other provision of this Certificate of Incorporation, or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of the then outstanding shares of voting stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal this Article X, or Article V, Article VI, Article VII, Article VIII or Article IX of this Certificate of Incorporation, or Section 2.1 (Place of Meetings), Section 2.2 (Annual Meetings), Section 2.3 (Special Meetings), Section 2.5 (Business for Stockholders’

Meetings), Section 2.7 (Voting), or Section 3.1 (Number and Election of Directors) of the Corporation’s Bylaws.

ARTICLE XI

The Corporation is to have perpetual existence.

IN WITNESS WHEREOF, CallWave, Inc. has caused this Amended and Restated Certificate of Incorporation to be executed by the undersigned officer, thereunto duly authorized, this              day of             , 2004.

CALLWAVE, INC.

a Delaware corporation

By:

        David F. Hofstatter

        President and Chief Executive Officer

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